                                                                    Exhibit 8.1
                                 ALSTON & BIRD

                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                               Fax: 404-881-7777


                     FORM OF OPINION TO BE DELIVERED PRIOR
                         TO CONSUMMATION OF THE MERGER
                ASSUMING NO INTERVENING CHANGE IN LAW OR FACTS

                                         , 1996

AccuStaff Incorporated
6440 Atlantic Boulevard
Jacksonville, Florida 32211

Career Horizons, Inc.
177 Crossways Park Drive
Woodbury, New York 11797

  Re: Proposed Plan of Merger Involving AccuStaff Incorporated and Career Horizons, Inc.

Ladies and Gentlemen:

  We have acted as counsel to AccuStaff Incorporated ("AccuStaff"), a corporation organized and existing under the laws of the State of Florida, in connection with the proposed merger of Sunrise Merger Corporation ("Sub"), a wholly-owned subsidiary of AccuStaff, with and into Career Horizons, Inc. ("Career"), a corporation organized and existing under the laws of the State of Delaware, with Career as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between Career and AccuStaff made and entered into as of August 25, 1996 (the "Agreement"). In our capacity as counsel to AccuStaff, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

  In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, and (ii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

  In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

  (1)the Agreement;

  (2) the Registration Statement on Form S-4 filed by AccuStaff with the Securities and Exchange Commission under the Securities Act of 1933, on September 17, 1996; including the Joint Proxy Statement/Prospectus for the Special Meetings of the shareholders of AccuStaff and Career; and

  (3)such additional documents as we have considered relevant.
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AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 2

  In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of AccuStaff and Career.

  With your consent, we have assumed that shareholders of a controlling interest in Career immediately prior to the Merger will receive voting AccuStaff Common Stock in exchange for their shares of Career Common Stock. For purposes of this Tax Opinion, "control" means eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock. No opinion is expressed as to the tax consequences of the Merger if this assumption is inaccurate.

  You have advised us that the Boards of Directors of Career and AccuStaff believe that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Career and AccuStaff will provide an enhanced ability to compete in the changing and competitive services industry. To achieve these goals, the following will occur pursuant to the Agreement:

  (1) Subject to the terms and conditions of the Agreement, at the Effective Time, Sub shall be merged with and into Career in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL. Career shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Career, Sub and AccuStaff and AccuStaff (in its capacity as sole shareholder of Sub) upon the organization of Sub.

  (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of AccuStaff, Sub, Career, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

    (a) Each share of AccuStaff Common Stock, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

    (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of Career Common Stock.

    (c) Each share of Career Common Stock (excluding shares held by any Career Company or any AccuStaff Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.53 of a share of AccuStaff Common Stock (as subject to possible adjustment as set forth in Section 3.1(c) of the Agreement, the "Exchange Ratio").

  (3) In the event AccuStaff changes the number of shares of AccuStaff Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Exchange Ratio has been determined in accordance with Section 3.1(c) and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event AccuStaff changes the number of shares of

AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 3
AccuStaff Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the date on which the Exchange Ratio is determined in accordance with
Section 3.1(c), (i) the Base Exchange Ratio, the Minimum Exchange Ratio, the Maximum Exchange Ratio and the Threshold Prices shall be adjusted to appropriately adjust the ratio under which shares of Career Common Stock will be converted into shares of AccuStaff Common Stock pursuant to Section 3.1(c), and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Average Closing Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

  (4) Each of the shares of Career Common Stock held by any Career Company or by any AccuStaff Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  (5) Notwithstanding any other provision of this Agreement, each holder of shares of Career Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of AccuStaff Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of AccuStaff Common Stock multiplied by the market value of one share of AccuStaff Common Stock at the Effective Time. The market value of one share of AccuStaff Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by AccuStaff) on the last trading day immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

  (6) At the Effective Time, each option or other right to purchase shares of Career Common Stock pursuant to stock options or stock appreciation rights ("Career Options") granted by Career under the Career Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to AccuStaff Common Stock, and AccuStaff shall assume each Career Option, in accordance with the terms of the Career Stock Plan and stock option by which it is evidenced, except that from and after the Effective Time, (i) AccuStaff and its Compensation Committee shall be substituted for Career and the Committee of Career's Board of Directors (including, if applicable, the entire Board of Directors of Career) administering such Career Stock Plan, (ii) each Career Option assumed by AccuStaff may be exercised solely for shares of AccuStaff Common Stock (or cash, if so provided under the terms of such Career Option), (iii) the number of shares of AccuStaff Common Stock subject to such Career Option shall be equal to the number of shares of Career Common Stock subject to such Career Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Career Option shall be adjusted by dividing the per share exercise price under each such Career Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, AccuStaff shall not be obligated to issue any fraction of a share of AccuStaff Common Stock upon exercise of Career Options and any fraction of a share of AccuStaff Common Stock that otherwise would be subject to a converted Career Option shall represent the right to receive a cash payment upon exercise of such converted Career Option equal to the product of such fraction and the difference between the market value of one share of AccuStaff Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of AccuStaff Common Stock at the time of exercise of an Option shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by AccuStaff) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this paragraph, each Career Option
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AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 4
which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code., and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

  (7) Not later than five business days after the Effective Time, AccuStaff shall deliver to the participants in each Career Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Career Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of the Agreement after giving effect to the Merger), and AccuStaff shall comply with the terms of each Career Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Career Stock Plan, that Career Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

  (8) All contractual restrictions or limitations on transfer with respect to Career Common Stock awarded under the Career Stock Plans or any other plan, program, Contract or arrangement of any Career Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of AccuStaff Common Stock into which such restricted stock is converted pursuant to Section 3.1.

With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:

  (a) The fair market value of the AccuStaff Common Stock and other consideration, if any, received by each shareholder of Career will, in each instance, be approximately equal to the fair market value of the Career Common Stock surrendered in exchange therefor.

  (b) There is no plan or intention by shareholders of Career who own five percent (5%) or more of the Career Common Stock, and to the best of the knowledge of the management of Career, there is no plan or intention on the part of the remaining shareholders of Career to sell, exchange, or otherwise dispose of a number of shares of AccuStaff Common Stock received in the Merger that would reduce the Career shareholders' ownership of AccuStaff Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Career Common Stock as of the same date. For purposes of this assumption, shares of Career Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of AccuStaff Common Stock will be treated as outstanding Career Common Stock on the date of the Merger. Moreover, shares of Career Common Stock and shares of AccuStaff Common Stock held by Career shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

  (c) Following the Merger, Career will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Sub's net assets and at least seventy percent (70%) of the fair market value of Sub's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by Career or Sub to dissenters, amounts paid by Career or Sub to shareholders who receive cash or other property, amounts used by Career or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Career will be included as assets of Career or Sub, respectively, immediately prior to the Merger.

  (d) Prior to the Merger, AccuStaff will be in control of Sub.

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AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 5
  (e) Career has no plan or intention to issue additional shares of its stock that would result in AccuStaff losing control of Career.

  (f) AccuStaff has no plan or intention to reacquire any shares of AccuStaff Common Stock issued in the Merger.

  (g) AccuStaff has no plan or intention to liquidate Career; to merge Career with or into another corporation; to sell or otherwise dispose of the stock of Career except for transfers of stock to a corporation controlled by AccuStaff; or to cause Career to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Career.

  (h) The liabilities of Sub assumed by Career (including the liabilities to which the transferred assets of Sub are subject), if any, were incurred by Sub in the ordinary course of its business.

  (i) Following the Merger, Career will continue its historic business or use a significant portion of its historic business assets in a business.

  (j) AccuStaff, Sub, Career, and the shareholders of Career shall each bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated, except that each of AccuStaff and Career shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement and AccuStaff shall pay the HSR Act filing fee.

  (k) There is no intercorporate indebtedness existing between AccuStaff and Career or between Sub and Career that was issued, acquired, or will be settled at a discount.

  (l) In the Merger, shares of Career Common Stock representing control of Career will be exchanged solely for voting AccuStaff Common Stock. For purposes of this assumption, shares of Career Common Stock exchanged for cash or other property originating with AccuStaff will be treated as outstanding Career Common Stock on the date of the Merger.

  (m) Immediately after the Merger, Career will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Career that, if exercised or converted, would affect AccuStaff's acquisition or retention of control of Career.

  (n) AccuStaff does not own, nor has it owned during the past five years, any shares of the stock of Career.

  (o) For each of AccuStaff and Career, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.
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AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 6

  (p) On the date of the Merger, the fair market value of the assets of Career will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

  (q) Career is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

  (r) The payment of cash to Career shareholders in lieu of fractional shares of AccuStaff Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The fractional share interests of each Career shareholder will be aggregated, and no Career shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of AccuStaff Common Stock.

  (s) None of the compensation received by any shareholder-employees of Career will be separate consideration for, or allocable to, any of their shares of Career Common Stock. None of the shares of AccuStaff Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Career shareholder-employee who continues as an employee of AccuStaff subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

  (t) No shareholder of Career exchanging Career Common Stock in the Merger has held more than five percent (5%) of the Career Common Stock at any time during the shorter of the five-year period ending on the date of the Merger and the period during which such shareholder held his interest in Career.

  (u) The Agreement, Plan of Merger, Stock Option Agreement and Supplemental Letter represent the entire understanding of AccuStaff, Career, and Sub with respect to the Merger.

  (v) In the assumption of the Career Options by AccuStaff there will be no changes to the terms thereof other than (i) the substitution of AccuStaff Common Stock, AccuStaff, and AccuStaff's Compensation Committee for Career Common Stock Career, and Career's Compensation Committee respectively, (ii) the number of shares of AccuStaff Common Stock subject to such Career Option will be equal to the number of shares of Career Common Stock subject to such Career Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) a change in the exercise price so that on a share-by-share comparison the ratio of the incentive stock option price to the fair market value of the AccuStaff Common Stock subject to the incentive stock option immediately after the substitution will be the same as the ratio of the incentive stock option price to the fair market value of the Career Common Stock subject to the Career incentive stock option immediately before the substitution.

  (w) In the case of each Career Option that is an "incentive stock option" granted under the Career Stock Plans, the difference between the aggregate fair market value of the shares subject to the option immediately after the substitution over the aggregate option price immediately after the substitution will be no greater than the spread between the aggregate incentive stock option price and the aggregate fair market value of the Career Common Stock subject to the option immediately before the substitution.

                                    OPINIONS

Based solely on the information submitted and the representations set forth above, we are of the opinion that:

  (1) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Career, Sub, and AccuStaff will be a party to "a reorganization" within the meaning of Section 368(b).
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AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 7

  (2) No gain or loss will be recognized by AccuStaff upon the receipt of Career Common Stock solely in exchange for Sub Common Stock.

  (3) No gain or loss will be recognized by Sub on the transfer of its assets to Career solely in exchange for shares of Career Common Stock and the assumption by Career of the liabilities, if any, of Sub.

  (4) No gain or loss will be recognized to Career upon the receipt of the assets of Sub solely in exchange for shares of Career Common Stock and the assumption by Career of the liabilities, if any, of Sub (except for amounts resulting from any required change in accounting methods, and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code).

  (5) The basis of the assets of Sub in the hands of Career will, in each instance, be the same as the basis of those assets in the hands of Sub immediately prior to the Career Merger.

  (6) The holding period of the assets of Sub in the hands of Career will, in each instance, include the period during which such assets were held by Sub.

  (7) No gain or loss will be recognized by the Career shareholders upon the exchange of their Career Common Stock solely for shares of AccuStaff Common Stock.

  (8) The aggregate tax basis of the shares of the AccuStaff Common Stock received by a holder of Career common stock will be the same as the basis of the Career Common Stock surrendered in exchange therefor less the amount allocated to any fractional share of AccuStaff Common Stock settled by cash payment.

  (9) The holding period of the AccuStaff Common Stock to be received by a holder of Career shareholders will include the period during which the shares of Career Common Stock surrendered in exchange therefor had been held, provided the Career Common Stock is held as a capital asset at the Effective Time.

  (10) The payment to Career shareholders of cash in lieu of fractional shares of AccuStaff Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by AccuStaff. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of AccuStaff Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

  (11) The assumption by AccuStaff of Career Options that are "incentive stock options" in the manner set forth in Section 3.5 of the Agreement, will not constitute a modification, extension or renewal of such options, within the meaning of Section 424(h) of the Code.

  The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger.

  This opinion is being provided solely for the use of AccuStaff Incorporated, Career Horizons, Inc., and their shareholders. No other person or party shall be entitled to rely on this opinion.

AccuStaff Incorporated
Career Horizons, Inc.
       , 1996
Page 8

  We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary--The Merger," "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger", and "Opinions" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of AccuStaff.

                                          Very truly yours,

                                          ALSTON & BIRD

                                          By: _________________________________